Exhibit 10.1

CREDIT AGREEMENT

Dated as of April 26, 2011

among

MENTOR GRAPHICS CORPORATION,

BANK OF AMERICA, N.A.,

as Agent,

CITIBANK, N.A.,

as Syndication Agent,

KEYBANK NATIONAL ASSOCIATION

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Sole Lead Arranger and Sole Book Manager

i

(continued)

5.09	Title to Properties	37
5.10	Taxes	37
5.11	Financial Condition	38
5.12	Environmental Matters	38
5.13	Regulated Entities	38
5.14	No Burdensome Restrictions	38
5.15	Copyrights, Patents, Trademarks and Licenses, Etc.	38
5.16	Subsidiaries	38
5.17	Insurance	39
5.18	Swap Obligations	39
5.19	Full Disclosure	39
5.20	Anti-Terrorism Laws; OFAC	39

ARTICLE VI AFFIRMATIVE COVENANTS		40
6.01	Financial Statements	40
6.02	Certificates; Other Information	40
6.03	Notices	42
6.04	Preservation of Corporate Existence, Etc.	43
6.05	Maintenance of Property	43
6.06	Insurance	43
6.07	Payment of Obligations	43
6.08	Compliance with Laws	44
6.09	Compliance with ERISA	44
6.10	Inspection of Property and Books and Records	44
6.11	Environmental Laws	44
6.12	Use of Proceeds	44
6.13	Additional Guarantors	45

ARTICLE VII NEGATIVE COVENANTS		45
7.01	Limitation on Liens	45
7.02	Disposition of Assets	47
7.03	Consolidations and Mergers	48
7.04	Loans and Investments	49
7.05	Limitation on Indebtedness	50
7.06	Transactions with Affiliates	51
7.07	Use of Proceeds	51
7.08	Contingent Obligations	52
7.09	Lease Obligations	53
7.10	Restricted Payments	53
7.11	ERISA	54
7.12	Change in Business	54
7.13	Accounting Changes	54
7.14	Financial Covenants	54
7.15	Assets of Special Purpose Subsidiary	55
7.16	Unrestricted Subsidiaries	55

ARTICLE VIII EVENTS OF DEFAULT		56
8.01	Event of Default	56
8.02	Remedies	58
8.03	Rights Not Exclusive	58
8.04	Application of Funds	58

ARTICLE IX THE AGENT		59

(continued)

9.01	Appointment and Authority	59
9.02	Rights as a Bank	59
9.03	Exculpatory Provisions	59
9.04	Reliance by Agent	60
9.05	Delegation of Duties	60
9.06	Resignation of Agent	60
9.07	Non-Reliance on Agent and Other Banks	61
9.08	No Other Duties, Etc	61
9.09	Agent May File Proofs of Claim	61
9.10	Guaranty Matters	62

ARTICLE X MISCELLANEOUS		62
10.01	Amendments and Waivers	62
10.02	Notices	63
10.03	No Waiver; Cumulative Remedies; Enforcement	65
10.04	Expenses; Indemnity; Damage Waiver	65
10.05	Payments Set Aside	67
10.06	Successors and Assigns	67
10.07	Withholding Tax	70
10.08	Treatment of Certain Information; Confidentiality	72
10.09	Set-off	73
10.10	Automatic Debits of Fees	73
10.11	Notification of Addresses, Lending Offices, Etc.	73
10.12	Release of Guaranty	73
10.13	Counterparts	73
10.14	Severability	73
10.15	No Third Parties Benefited	73
10.16	Replacement of Banks	74
10.17	Governing Law and Jurisdiction	74
10.18	Waiver of Jury Trial	75
10.19	California Judicial Reference	75
10.20	Survival of Representations and Warranties	75
10.21	USA PATRIOT Act Notice	76
10.22	Interest Rate Limitation.	76
10.23	No Advisory or Fiduciary Responsibility	76
10.24	Electronic Execution of Assignments and Certain Other Documents	76
10.25	Entire Agreement	77

(continued)

SCHEDULES

Schedule 2.01	Commitments and Pro Rata Shares
Schedule 5.05	Litigation
Schedule 5.07	ERISA
Schedule 5.12	Environmental Matters
Schedule 5.15	Intellectual Property Matters
Schedule 5.16	Subsidiaries and Equity Investments
Schedule 5.17	Insurance Matters
Schedule 7.01	Permitted Liens
Schedule 7.02	Permitted Asset Dispositions
Schedule 7.04	Permitted Investments
Schedule 7.05	Permitted Indebtedness
Schedule 7.08	Contingent Obligations
Schedule 10.02	Offshore and Domestic Lending Offices, Addresses for Notices

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Promissory Note
Exhibit F	Form of Notice of Designation of Unrestricted Subsidiary
Exhibit G	Form of Guaranty
Exhibit H	Form of Administrative Questionnaire

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 26, 2011, among Mentor Graphics Corporation, an Oregon corporation (the “Company”), the several financial institutions from time to time party to this Agreement (collectively, the “Banks”; individually, a “Bank”), Citibank, N.A., as syndication agent (the “Syndication Agent”), KeyBank National Association and U.S. Bank National Association, as co-documentation agents (the “Co-Documentation Agents”) and Bank of America, N.A., as administrative agent for the Banks.

WHEREAS, the Banks have agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth in this Agreement;

WHEREAS, certain Material Domestic Subsidiaries have agreed to guarantee the Obligations hereunder and under the other Loan Documents;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Defined Terms. The following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

“Act” has the meaning specified in Section 10.21.

“Additional Bank” has the meaning specified in Section 2.01(c).

“Adjusted Consolidated Net Income” means, in respect of the Company and its Subsidiaries, determined on a consolidated basis, in respect of any fiscal quarter of any fiscal year of the Company, Consolidated Net Income for each such quarterly period; provided, in respect of the fourth fiscal quarter of any fiscal year of the Company, if Consolidated Net Income for any fiscal quarter in such fiscal year (including such fourth quarter) is or was less than zero ($0), then Adjusted Consolidated Net Income for such fourth fiscal quarter shall be an amount equal to Consolidated Net Income for such fiscal year.

“Adjusted Quick Ratio” has the meaning specified in Section 7.14(a).

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit H or any other form approved by the Agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Agent may from time to time notify to the Company and the Banks.

“Agent” means Bank of America in its capacity as administrative agent for the Banks hereunder, and any successor administrative agent arising under Section 9.06.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agreement” means this Credit Agreement.

“Anti-Terrorism Laws” has the meaning specified in Section 5.20.

“Applicable Margin” means the following percentages per annum, based upon the Senior Pricing Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Tier	Senior Pricing Leverage Ratio	Commitment Fee	Offshore Rate Loans	Base Rate Loans
1	< 0.50	0.40%	2.25%	1.25%
2	≥ 0.50 but ≤ 1.00	0.45%	2.50%	1.50%
3	> 1.00	0.50%	3.25%	2.25%

Any increase or decrease in the Applicable Margin resulting from a change in the Senior Pricing Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Majority Banks, Pricing Tier 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 6.02(a), whereupon the Applicable Margin shall be adjusted based upon the calculation of the Senior Pricing Leverage Ratio contained in such Compliance Certificate. The Applicable Margin in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the fiscal quarter ending April 30, 2011 shall be determined based upon Pricing Tier 1.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

“Attorney Costs” means and includes all fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

“Bank” has the meaning specified in the introductory clause hereto.

“Bank of America” means Bank of America, N.A., a national banking association.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Offshore Rate plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Banks under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Office is located or Portland, Oregon and, if such day relates to any Offshore Rate Loan or any Base Rate Loan bearing interest at a rate based on the Offshore Rate, means any such day that is also a London Banking Day.

“Cash Acquisition Basket” means, with respect to any fiscal year of the Company, $65,000,000 minus the Restricted Payment Reduction for such fiscal year.

“Cash Equivalents” means:

(a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than 12 months from the date of acquisition by the Company or any of its Subsidiaries;

(b) certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case maturities of not more than 12 months from the date of acquisition by the Company or any of its Subsidiaries, issued by (i) any U.S. commercial bank or any commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (but including, in any event, China, Egypt, India, Israel, Pakistan, Singapore and Taiwan), or a political subdivision of any such country, in each case having combined capital and surplus of not less than $100,000,000 and whose short-term securities are rated at least A-1 by S&P or at least P-1 by Moody’s, or (ii) any Bank;

(c) taxable and tax-exempt commercial paper of an issuer rated at least A-l by S&P or at least P-l by Moody’s and in either case having maturities of not more than 270 days from the date of acquisition by the Company or any of its Subsidiaries;

(d) medium term notes of an issuer rated at least AA by S&P or at least Aa2 by Moody’s and having maturities of not more than 12 months from the date of acquisition by the Company or any of its Subsidiaries;

(e) municipal notes and bonds which are rated at least SP-2 or AA by S&P or at least MIG-2 or Aa by Moody’s and having maturities of not more than 12 months from the date of acquisition by the Company or any of its Subsidiaries;

(f) investments in taxable or tax-exempt money market funds with assets greater than $500,000,000 and whose assets have average maturities less than or equal to 180 days and are rated at least A-l by S&P or at least P-l by Moody’s;

(g) money market preferred instruments of an issuer rated at least A-1 by S&P or at least P-1 by Moody’s and having maturities of not more than 12 months from the date of acquisition by the Company or any of its Subsidiaries;

(h) solely with respect to Cash Equivalents held by Foreign Subsidiaries, similar investments to those set forth in clauses (a) through (g) in the applicable foreign market; or

(i) other similar investments, subject to the Majority Banks’ prior written approval.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any “person” (as such term is used in subsections 13(d) and 14(d) of the Exchange Act) or group of persons on or after the Closing Date is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then-outstanding voting securities, or (b) the existing directors for any reason cease to constitute a majority of the Company’s board of directors. “Existing directors” means (x) individuals constituting the Company’s board of directors on the Closing Date, and (y) any subsequent director whose election by the board of directors or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then in office, which directors either were directors on the Closing Date or whose election or nomination for election was previously so approved.

“CNI Increase Amount” has the meaning set forth in Section 7.14(b).

“Closing Date” means April 26, 2011.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Commitment” means, as to each Bank, its obligation to make Loans to the Company pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Bank pursuant to Section 2.01(d), as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Increase Date” has the meaning specified in Section 2.01(d)(i).

“Company Materials” has the meaning specified in Section 6.02.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Current Liabilities” means, at any time of determination, all amounts which would, in accordance with GAAP, be included under current liabilities on a consolidated balance sheet of the Company and its Subsidiaries, but in any event including all outstanding Loans, at such time.

“Consolidated EBITDA” means, with respect to the Company and its Subsidiaries on a consolidated basis for any rolling four-fiscal quarter period, Consolidated Net Income for such period plus, to the extent deducted in computing such net income, the sum of (a) income tax expense, (b) interest expense, and (c) depreciation and amortization expense, all as determined in accordance with GAAP.

“Consolidated Funded Indebtedness” means, as of any time of determination, in respect of the Company and its Subsidiaries, determined on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) Indebtedness in respect of capital leases recorded on the consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP, and (c) without duplication, all Guaranty Obligations with respect to Indebtedness of the types specified in subsections (a) and (b) above of Persons other than the Company or any Subsidiary, except with respect to automobile leasing programs for employees in Europe; provided that, solely for purposes of this clause (c) with respect to any such Guaranty Obligations that are in the aggregate not material and are not reflected on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP, the Company may in lieu of reporting actual amounts of such Guaranty Obligations substitute therefor a conservative good faith estimate of such Guaranty Obligations.

“Consolidated Net Income” means, for any period, in respect of the Company and its Subsidiaries, determined on a consolidated basis, the net income of the Company and its Subsidiaries for that period, all as determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at any time of determination, in respect of the Company and its Subsidiaries, determined on a consolidated basis, total assets (exclusive of goodwill, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and premium and other like intangibles) minus total liabilities (including accrued and deferred income taxes), at such time, all as determined in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation at the time of such determination in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof at the time of such determination, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value at the time of such determination.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.04, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Offshore Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Requirements of Law.

“Defaulting Bank” means, subject to Section 2.13(b), any Bank that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Company or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent or the Borrower (made through the Agent), to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Company that is incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Engagement Letter” has the meaning specified in Section 2.09(a).

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, including for release or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which is reasonably expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA in excess of $1,000,000, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Event of Default” means any of the events or circumstances specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

“Executive Order” has the meaning specified in Section 5.20.

“FATCA” means Sections 1471 through 1474 of the Code and any current or future regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” has the meaning specified in Section 2.09(a).

“Foreign Plan” means any employee benefit plan maintained or contributed to by a Loan Party that is mandated or governed by any law, rule or regulation of any Governmental Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States, and any Governmental Authority succeeding to any of its principal functions.

“Fremont Facility” means, collectively, the Company’s office facilities located at 46859, 46871 and 46889 Bayside Parkway, Fremont, California 94538.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.01.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” means, collectively, the Material Domestic Subsidiaries of the Company that execute and deliver a counterpart of the Guaranty on the Closing Date or from time to time thereafter pursuant to Section 6.13.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Agent and the Banks, substantially in the form of Exhibit G.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as such pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. Provided, Indebtedness shall not include sales of Permitted Receivables sold pursuant to Permitted Receivables Purchase Facilities and indemnification, recourse or repurchase obligations thereunder. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

“Indemnitees” has the meaning specified in Section 10.04.

“Independent Auditor” has the meaning specified in Section 6.01(a).

“Ineligible Securities” has the meaning specified in Section 7.07(b).

“Information” has the meaning specified in Section 10.08.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” means (a) as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Termination Date; provided, however, that if any Interest Period for a Offshore Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each February, May, August and November and the Revolving Termination Date.

“Interest Period” means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period for any Loan shall extend beyond the Revolving Termination Date.

“Investments” has the meaning specified in Section 7.04.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Lending Office” means, as to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire, or such other office or offices as a Bank may from time to time notify the Company and the Agent.

“Leverage Ratio” means, as of any time of determination, the ratio of (a) total consolidated liabilities in respect of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus Subordinated Indebtedness to (b) the sum of Consolidated Tangible Net Worth plus Subordinated Indebtedness, in each case at such time.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease or the interest of a purchaser of Permitted Receivables under any Permitted Receivables Purchase Facility.

“Loan” means an extension of credit by a Bank to the Company under Article II, and may be a Base Rate Loan or an Offshore Rate Loan (each, a “Type” of Loan).

“Loan Documents” means this Agreement, any Notes, the Fee Letter and the Guaranty.

“Loan Parties” means, collectively, the Company and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Majority Banks” means at any time at least two Banks then holding more than 50% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, at least two Banks then holding more than 50% of the Commitments. The unfunded Commitments of, and the outstanding Loans held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform under the Loan Documents and to avoid any Event of Default; or (c) a material impairment of the rights of or benefits available to the Banks or the Agent under any Loan Document.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is a Material Subsidiary.

“Material Subsidiary” means any Subsidiary which (a) for any period, has revenues equal to or greater than 5% of the consolidated revenues of the Company and its Subsidiaries, taken as a whole, or

(b) as of the end of any period, has assets equal to or greater than 5% of the consolidated assets of the Company and its Subsidiaries, take as a whole, but in any event shall not include any Unrestricted Subsidiary.

“Moody’s” means Moody’s Investor Service, Inc.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Cash Consideration” means, in respect of any Acquisition, the cash consideration paid, including holdbacks, escrows and accruals, by the Company or any of its Subsidiaries in respect of such Acquisition less the unencumbered cash and Cash Equivalents of the target Person (including, without limitation, unencumbered cash and Cash Equivalents tendered by holders of options to purchase the target Person’s capital stock upon the exercise of such options), in each case, which are acquired by the Company or any of its Subsidiaries as a result of such Acquisition; provided that if the forgoing calculation in respect of any Acquisition results in a negative amount, the Net Cash Consideration in respect of such Acquisition shall be deemed to be zero.

“Net Cash Issuance Proceeds” means, as to any issuance of debt or equity by any Person, cash proceeds received or receivable by such Person in connection therewith, net of commissions, underwriting fees and discounts and other reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Person.

“Net Issuance Proceeds” means, as to any issuance of debt or equity by any Person, cash proceeds and non-cash proceeds received or receivable by such Person in connection therewith, net of commissions, underwriting fees and discounts and other reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Person.

“Note” means a promissory note executed by the Company in favor of a Bank pursuant to Section 2.02(b), in substantially the form of Exhibit E.

“Notice of Borrowing” means a notice in substantially the form of Exhibit A.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B.

“Notice of Designation” has the meaning specified in Section 1.04(b).

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by any Loan Party to any Bank, the Agent, or any Indemnitee, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” has the meaning specified in Section 5.20.

“Offset Proceeds” has the meaning specified in Section 7.14(a).

“Offshore Rate” means:

(a) for any Interest Period with respect to an Offshore Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Agent from time to time) at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such published rate is not available at such time for any reason, the rate determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Offshore Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Offshore Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Offshore Rate.”

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation and (b) for any Person not a corporation, the partnership agreement, operating agreement and/or such other documents which govern such Person.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Loan Party or ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in

Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Investments” means:

(a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than three years from the date of acquisition by the Company or any of its Subsidiaries;

(b) certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case maturities of not more than three years from the date of acquisition by the Company or any of its Subsidiaries, issued by any U.S. commercial bank or any commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (but including, in any event, China, Egypt, India, Israel, Pakistan, Singapore and Taiwan), or a political subdivision of any such country, in each case having combined capital and surplus of not less than $100,000,000 and whose short-term securities are rated at least A-2 by S&P or at least P-2 by Moody’s;

(c) taxable and tax-exempt commercial paper of an issuer rated at least A-2 by S&P or at least P-2 by Moody’s and in either case having maturities of not more than 270 days from the date of acquisition by the Company or any of its Subsidiaries;

(d) medium term notes of an issuer rated at least AA by S&P or at least Aa2 by Moody’s and having maturities of not more than three years after the date of acquisition by the Company or any of its Subsidiaries;

(e) municipal notes and bonds which are rated at least SP-2 or AA by S&P or at least MIG-2 or Aa by Moody’s and having maturities of not more than three years after the date of acquisition by the Company or any of its Subsidiaries;

(f) investments in taxable or tax-exempt money market funds with assets greater than $500,000,000 and whose assets have average maturities less than or equal to 180 days and are rated at least A-2 by S&P or at least P-2 by Moody’s;

(g) money market preferred instruments of an issuer rated at least A-2 by S&P or at least P-2 by Moody’s and having maturities of not more than three years after the date of acquisition by the Company or any of its Subsidiaries; or

(h) other similar investments, subject to the Majority Banks’ prior written approval.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Receivables” shall mean all obligations of any obligor (whether now existing or hereafter arising) under a contract for sale of goods or services by the Company or any of its Subsidiaries, including any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or amounts with respect thereto, and, with respect to any of the foregoing receivables or obligations, (a) all of the interest of the Company or any of its Subsidiaries in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (b) all other Liens and property subject thereto from time to time purporting to secure payment of such receivables or obligations, and (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations.

“Permitted Receivables Purchase Facility” shall mean any agreement of the Company or any of its Subsidiaries providing for sales, transfers or conveyances of Permitted Receivables purporting to be sales (and considered sales under GAAP) that do not provide, directly or indirectly, for recourse against the seller of such Permitted Receivables (or against any of such seller’s Affiliates) by way of a guaranty or any other support arrangement, with respect to the amount of such Permitted Receivables (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for transactions of a similar type, taking into account such factors as product performance and product acceptance.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain (i) any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under Section 8.01(a)).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Loan Party sponsors or maintains or to which any Loan Party makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Platform” has the meaning specified in Section 6.02.

“Proportionate Amount” has the meaning specified in Section 2.01(b).

“Proposed Increased Commitments” has the meaning specified in Section 2.01(b).

“Pro Rata Share” means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Commitment divided by the combined Commitments of all Banks; provided that if the Commitments have been terminated pursuant to Section 8.02 or if the Commitments have expired, then the Pro Rata Share of each Bank shall be determined based on the Pro Rata Share of such Bank most recently in effect, giving effect to any subsequent assignments.

“Public Bank” has the meaning specified in Section 6.02.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Refinancing Indebtedness” has the meaning specified in Section 7.05(f).

“Register” has the meaning specified in Section 10.06(c).

“Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means (a) the chief financial officer, the chief operating officer or the treasurer of a Loan Party, or any other officer having substantially the same authority and responsibility; (b) with respect to compliance with financial covenants, any of the above officers or the chief accounting officer of a Loan Party, or any other officer having substantially the same authority and responsibility; and (c) solely for purposes of notices given pursuant to Article II, any other officer of the Company so designated by any of the foregoing officers of the Company in a notice to the Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Amounts” means, at any time of determination, cash, Cash Equivalents and current accounts receivable that are not available for general corporate purposes.

“Restricted Payment” has the meaning specified in Section 7.10.

“Restricted Payment Reduction” means, as of any date of determination with respect to any fiscal year of the Company, the aggregate amount of Restricted Payments made pursuant to Section 7.10(c) during such fiscal year in excess of $15,000,000.

“Returned Account” means an account receivable purchased under a Permitted Receivables Purchase Facility which is for any reason returned by the purchaser thereof for repurchase, refund or replacement by the seller thereof in accordance with the terms of the Permitted Receivables Purchase Facility.

“Revolving Termination Date” means the earlier to occur of:

(a) April 27, 2015; and

(b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

“S&P” Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Senior Indebtedness” means, as of any date of determination, Consolidated Funded Indebtedness minus Subordinated Indebtedness on such date.

“Senior Leverage Ratio” means, as of any time of determination, the ratio of (a) Senior Indebtedness to (b) the sum of Consolidated Tangible Net Worth plus Subordinated Indebtedness, in each case at such time.

“Senior Pricing Leverage Ratio” means, as of any date of determination, the ratio of (a) Senior Indebtedness on such date to (b) Consolidated EBITDA for the four-fiscal quarter period ending on such date.

“Short Term Trade Accounts Receivable” means all billed and due accounts receivable of the Company and its Subsidiaries.

“Special Purpose Subsidiary” means that certain wholly owned Subsidiary created by the Company for the purposes of acquiring the Wilsonville Facility and obtaining a loan to be secured by a Lien on the Wilsonville Facility.

“Subordinated Indebtedness” means Indebtedness of the Company incurred from time to time and subordinated in right of payment to the Obligations hereunder.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof, but in any event shall not include any Unrestricted Subsidiary other than for purposes of Sections 6.01, 7.03, 7.07 and 7.14(b). Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, (i) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office, (ii) any branch profits taxes imposed by the United States, (iii) any withholding tax that is in effect and would apply to a payment to such Bank or the Agent at the time such Person becomes a party to this Agreement (except, in the case of an assignment, to the extent such Person’s assignor was entitled, at the time of such assignment, to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 3.01), (iv) any tax that would not have been imposed but for the failure of a Bank to comply with the certification requirements described in Section 10.07 (unless such failure results from a change in applicable law after the date on which such Bank becomes a party to this Agreement, which precludes such Bank from satisfying any such requirements or otherwise from qualifying for a reduction in or exemption from such withholding tax) and (v) any withholding tax imposed on any amount payable to a Bank as a result of the failure of such Bank to satisfy the applicable requirements under FATCA to establish that such payment is exempt from withholding under FATCA.

“TNW Buffer” means, as of the last day of any fiscal quarter, the difference between (a) the actual Consolidated Tangible Net Worth of the Company and its Subsidiaries on such date minus (b) the minimum Consolidated Tangible Net Worth of the Company and its Subsidiaries required on such date under Section 7.14(b).

“Trade Date” has the meaning specified in Section 10.06(b).

“Type” has the meaning specified in the definition of “Loan.”

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary designated as such by the Company in accordance with Section 1.04.

“Wholly-Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law or other de minimis shares owned by third parties as required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Wilsonville Facility” means the Company’s principal facility and headquarters, consisting of approximately 130.01 acres, located at 8005 S.W. Boeckman Road, Wilsonville, Oregon, including related vacant land owned by the Company.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion.”

(f) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent’s or Banks’ involvement in their preparation.

1.03 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b) If the Company or the Majority Banks notify the Agent that the Company or the Majority Banks, as the case may be, desire to amend any covenant in Article VII or any definition relating thereto to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of any such covenant, then the Company’s compliance with such covenant shall be determined in accordance with GAAP as in effect immediately prior to such change in GAAP until either such notice is withdrawn or such covenant or related definition is amended in a manner reasonably satisfactory to the Company and the Majority Banks.

1.04 Designation of Unrestricted Subsidiaries.

(a) The Company, at its option, may from time to time designate any Subsidiary as an “Unrestricted Subsidiary” for purposes hereof in accordance with the following: (i) any Subsidiary that is not a Material Subsidiary may be designated by the Company as an Unrestricted Subsidiary in its sole discretion and (ii) any Material Subsidiary may be designated by the Company as an Unrestricted Subsidiary only with the prior written consent of the Majority

Banks; provided, however, no Subsidiary may be designated as an Unrestricted Subsidiary if (A) immediately after giving effect to any such designation, the aggregate revenues for the most recently ended fiscal quarter of all Unrestricted Subsidiaries (including any Subsidiary being newly designated as an Unrestricted Subsidiary), taken as a whole, shall exceed 15% of the aggregate revenues for such fiscal quarter of the Company, its Subsidiaries and its Unrestricted Subsidiaries, taken as a whole, (B) immediately after giving effect to any such designation, the aggregate assets of all Unrestricted Subsidiaries (including any Subsidiary being newly designated as an Unrestricted Subsidiary), taken as a whole, shall exceed 15% of the aggregate assets of the Company, its Subsidiaries and its Unrestricted Subsidiaries, taken as a whole, or (C) any Default or Event of Default then exists (unless such designation would cure such Default or Event of Default) or would result from any such designation.

(b) Whenever the Company desires to designate a Subsidiary as an Unrestricted Subsidiary, the Company shall provide to the Agent a Notice of Designation of Unrestricted Subsidiary (a “Notice of Designation”) in substantially the form of Exhibit F signed by a Responsible Officer. Subject to the preceding subsection (a), any designation by the Company of an Unrestricted Subsidiary shall become effective (i) in the case of any Subsidiary that is not a Material Subsidiary, three Business Days after the Agent’s receipt of a completed Notice of Designation in respect of such Subsidiary, and (ii) in the case of any Material Subsidiary, upon the written consent of the Majority Banks. In the case of the preceding clause (ii), the Majority Banks shall use good-faith efforts to consent to or deny the Company’s request to designate a Material Subsidiary as an Unrestricted Subsidiary within 30 days of the Agent’s receipt of a completed Notice of Designation in respect of such Material Subsidiary.

(c) The Company may from time to time redesignate any Unrestricted Subsidiary as a “Subsidiary” for purposes hereof by delivering to the Agent prior written notice of such redesignation signed by a Responsible Officer.

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II

THE CREDITS

2.01 Amounts and Terms of Commitments.

(a) Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed such Bank’s Commitment; provided, however, that, after giving effect to any Borrowing, the aggregate principal amount of all outstanding Loans shall not at any time exceed the combined Commitments of all the Banks. Within the limits of each Bank’s Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01(a), prepay under Section 2.06 and reborrow under this Section 2.01(a).

(b) The Company may, from time to time, but no more than twice in any fiscal year of the Company, upon at least 30 days’ notice to the Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the amount of the Banks’ Commitments by an aggregate amount not to exceed $25,000,000 for all such fiscal years, in minimum increments of either (x) $10,000,000 or any multiple of $5,000,000 in excess thereof or (y) the entire remaining amount of the increase permitted under this subsection (b) (in either case, the amount of any such increase, the “Proposed Increased Commitments”). Such notice shall set forth (i) the amount of the Proposed Increased Commitments being requested, and (ii) the date on which such Proposed Increased Commitments are requested to become effective. Each Bank party to this Agreement at the time of the delivery of such notice shall have the right (but no obligation), for a period of 15 days following receipt of such notice, to elect by notice to the Company and the Agent to increase its Commitment by an amount equal to up to that portion of the Proposed Increased Commitments which bears the same ratio to the Proposed Increased Commitments as such Bank’s Commitment immediately prior to the Commitment Increase Date bears to the aggregate Commitments immediately prior to the Commitment Increase Date (as to each Bank, its “Proportionate Amount”).

(c) If any Bank party to this Agreement shall not elect to increase its Commitment pursuant to subsection (b) of this Section or shall elect to increase its Commitment for less than its Proportionate Amount, the Company may designate one or more financial institutions (which may be, but need not be, one or more of the existing Banks, but which shall be an Eligible Assignee), which at the time agree to (i) in the case of any such financial institution that is an existing Bank, increase its Commitment for all or a portion of the unsubscribed Proposed Increased Commitments, and (ii) in the case of any other such financial institution (an “Additional Bank”), become a party to this Agreement and make a Commitment for all or a portion of the unsubscribed Proposed Increased Commitments, provided that the Commitment of each such Additional Bank either (x) equals or exceeds $10,000,000 or (y) equals the entire unsubscribed amount of the Proposed Increased Commitments. The sum of the increases in the Commitments of the existing Banks pursuant to this subsection (c) plus the Commitments of the Additional Banks shall not in the aggregate exceed the unsubscribed amount of the Proposed Increased Commitments.

(d) An increase in the aggregate amount of the Commitments pursuant to this Section 2.01 shall become effective upon the receipt by the Agent of the following:

(i) a certificate signed by a Responsible Officer dated as of the date of such increase (the “Commitment Increase Date”) in form and substance satisfactory to the Agent stating that the following statements are true on such Commitment Increase Date, before and after giving effect to the increase in the commitments: (a) the representations and warranties of each Loan Party contained in Article V or in any other Loan Document are true and correct in all material respects on and as of such Commitment Increase Date, with the same effect as if made on and as of such Commitment Increase Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date); provided that, if a representation and warranty is generally qualified as to materiality, with respect to such representation and warranty the applicable materiality qualifier set forth above shall be disregarded for purposes of this condition, and (b) no Default or Event of Default exists, or would result from such increase; and

(ii) an agreement in form and substance reasonably satisfactory to the Agent signed by the Company, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and Additional Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Company with respect to the Proposed Increased Commitments and such opinions of counsel for the Company with respect to the Proposed Increased Commitments (which may be provided by in-house counsel of the Company; provided that opinions with respect to enforceability and regulations of the FRB shall be provided by Latham & Watkins LLP or a comparable outside counsel and, in each case, shall be consistent with those delivered on the Closing Date) as the Agent may reasonably request.

2.02 Loan Accounts.

(a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

(b) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank’s record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.

2.03 Procedure for Borrowing.

(a) Each Borrowing shall be made upon the Company’s irrevocable notice delivered to the Agent (which may be given by telephone, provided that such notice is confirmed promptly in writing by delivery to the Administrative Agent of a Notice of Borrowing) to be received by the Agent not later than 9:00 a.m. (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans, and (ii) on the requested Borrowing Date, in the case of Base Rate Loans, specifying:

(A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $5,000,000 and any multiple of $1,000,000 in excess thereof, in the case of Offshore Rate Loans, or $2,000,000 and any multiple of $500,000 in excess thereof, in the case of Base Rate Loans;

(B) the requested Borrowing Date, which shall be a Business Day;

(C) the Type of Loans comprising the Borrowing; and

(D) in the case of Offshore Rate Loans, the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months.

(b) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank’s Pro Rata Share of that Borrowing.

(c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent’s Office by 12:00 noon on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of Bank of America with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

(d) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than ten different Interest Periods in effect.

2.04 Conversion and Continuation Elections.

(a) The Company may, upon irrevocable notice to the Agent (which may be given by telephone, provided that such notice is confirmed promptly in writing by delivery to the Administrative Agent of a Notice of Conversion/Continuation) in accordance with Section 2.04(b):

(i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loans, to convert any such Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Loans of any other Type; or

(ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

(b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 9:00 a.m. (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans, and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

(A) the proposed Conversion/Continuation Date;

(B) the aggregate amount of Loans to be converted or continued;

(C) the Type of Loans resulting from the proposed conversion or continuation; and

(D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, (i) the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, or (ii) any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

(e) Unless the Majority Banks otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

(f) After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than ten different Interest Periods in effect.

2.05 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than three Business Days’ prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $10,000,000 or any multiple of $5,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of the Loans would exceed the amount of the combined Commitments then in effect. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

2.06 Optional Prepayments. Subject to Section 3.04, the Company may, at any time or from time to time, (a) in the case of Offshore Rate Loans, upon not less than three Business Days’ irrevocable notice to the Agent, ratably prepay Loans in whole or in part, in minimum amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof, or (b) in the case of Base Rate Loans, upon irrevocable notice to the Agent given no later than 9:00 a.m. on the date of prepayment, ratably prepay Loans in whole or in part, in minimum amounts of $2,000,000 or any multiple of $500,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank’s Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.

2.07 Repayment. The Company shall repay to the Banks on the Revolving Termination Date the aggregate principal amount of Loans outstanding on such date.

2.08 Interest.

(a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Company’s right to convert to other Types of Loans under Section 2.04), plus the Applicable Margin.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Offshore Rate Loans under Section 2.06 for the portion of the Offshore Rate Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks.

(c) Notwithstanding subsection (a) of this Section, if any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Company agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a fluctuating rate per annum equal to the Default Rate.

2.09 Fees.

(a) Arrangement, Agency Fees. The Company shall (i) pay an arrangement, structuring and syndication fee to the Arranger for the Arranger’s own account, as required by the letter agreement (the “Engagement Letter”) among the Company and the Arranger dated April 4, 2011, (ii) pay an administrative fee to the Agent for the Agent’s own account as required by the letter agreement (“Fee Letter”) among the Company and the Agent dated April 26, 2011, and (iii) pay a participation fee to the Agent for the account of each Bank, as required by the Engagement Letter.

(b) Commitment Fees.

The Company shall pay to the Agent, for the account of each Bank in accordance with its Pro Rata Share, a commitment fee equal to the product of (i) the Applicable Margin for the commitment fee times (ii) the actual daily amount by which the total Commitments of all Banks exceed the outstanding principal of all Loans. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each February, May, August and November commencing on August 31, 2011 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.05, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. If there is any change in the Applicable Margin for the commitment fee during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin for the commitment fee separately for each period during such quarter that such Applicable Margin for the commitment fee was in effect. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article IV are not met.

2.10 Computation of Fees and Interest; Retroactive Adjustments of Applicable Margin.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Offshore Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent will, at the request of the Company or any Bank, deliver to the Company or the Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Banks determine that (i) the Senior Pricing Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Senior Pricing Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Banks promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, automatically and without further action by the Agent or any Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent or any Bank, as the case may be, under Section 2.08(c) or under Article VIII. The Company’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.11 Payments Generally.

(a) General. All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Agent, for the account of the respective Banks to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received. All payments received by the Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Banks; Presumption by Agent. Unless the Agent shall have received notice from a Bank prior to the proposed date of any Borrowing of Offshore Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Bank will not make available to the Agent such Bank’s share of such Borrowing, the Agent may assume that such Bank has made such share available on such date in accordance with Section 2.03 (or, in the case of a Borrowing of Base Rate Loans, that such Bank has made such share available in accordance with and at the time required by Section 2.03) and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Bank and the Company severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Bank, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing and (B) in the case of a payment to be made by the Company, the interest rate applicable to the applicable Borrowing. If the Company and such Bank shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Bank pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Bank’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Bank that shall have failed to make such payment to the Agent.

(ii) Payments by Company; Presumption by Agent. Unless the Agent shall have received notice from the Company prior to the time at which any payment is due to the Agent for the account of the Banks hereunder that the Company will not make such payment, the Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Company has not in fact made such payment, then each of the Banks severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Bank or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Bank makes available to the Agent funds for any Loan to be made by such Bank as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Agent because the conditions to the Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Bank) to such Bank, without interest.

(d) Obligations of Banks Several. The obligations of the Banks hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Bank to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s ratable share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

2.13 Defaulting Banks.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Agent by that Defaulting Bank pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Bank to the Agent hereunder; second, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Bank to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; and sixth, to that Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Bank has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Bank. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by that Defaulting Bank, and each Bank irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Bank shall not be entitled to receive any commitment fee pursuant to Section 2.09(b) for any period during which that Bank is a Defaulting Bank (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Bank).

(b) Defaulting Bank Cure. If the Company and the Agent agree in writing in their sole discretion that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase that portion of outstanding Loans of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Banks in accordance with their Pro Rata Shares, whereupon that Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) If the Company or the Agent shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

(i) the sum payable by the Company shall be increased as necessary so that, after making all such deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii) the Company or the Agent, as applicable, shall make all required deductions and withholdings;

(iii) the Company or the Agent, as applicable, shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; and

(iv) the Company shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

(c) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of i) Taxes, ii) Other Taxes, and iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

(d) Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

(e) If the Company is required to pay any amount to any Bank or the Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

3.02 Illegality.

(a) If any Bank determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Offshore Rate, or to determine or charge interest rates based upon the Offshore Rate, or any Governmental Authority has imposed material restrictions on the authority of such Bank to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Bank to the Company through the Agent, (i) any obligation of such Bank to make or continue Offshore Rate Loans or to convert Base Rate Loans to Offshore Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Bank making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Offshore Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Bank, shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Offshore Rate component of the Base Rate, in each case until such Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Company shall, upon demand from such Bank (with a copy to the Agent), prepay or, if applicable, convert all of such Bank’s Offshore Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Offshore Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such Offshore Rate Loans and (y) if such notice asserts the illegality of such Bank determining or charging interest rates based upon the Offshore Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Bank without reference to the Offshore Rate component thereof until the Agent is advised in writing by such Bank that it is no longer illegal for such Bank to determine or charge interest rates based upon the Offshore Rate. Notwithstanding the foregoing and despite the illegality for such a Bank to make, maintain or fund Offshore Rate Loans or Base Rate Loans as to which the interest rate is determined with reference to the Offshore Rate, that Bank shall remain committed to make Base Rate Loans and shall be entitled to recover interest at the Base Rate. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

(b) Before giving any notice to the Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

3.03 Increased Costs and Reduction of Return.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement contemplated by Section 3.06);

(ii) subject any Bank to any tax of any kind whatsoever with respect to this Agreement or any Offshore Rate Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof (except for (x) indemnified Taxes, Other Taxes and Further Taxes covered by Section 3.01 and (y) the imposition of, or any change in the rate of, any taxes or similar charges payable by such Bank which are described in clauses (i) through (v) of the definition of “Taxes”); or

(iii) impose on any Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Offshore Rate Loans made by such Bank;

and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Offshore Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or any other amount) then, within 15 days after written request of such Bank, the Company will pay to such Bank such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction suffered.

(b) If any Bank shall have determined that any Change in Law affects or would affect the amount of capital required or expected to be maintained by the Bank or such Bank’s holding company and (taking into consideration such Bank’s or such Bank’s holding company’s policies with respect to capital adequacy and such Bank’s such Bank’s holding company’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank or such Bank’s holding company for such increase.

3.04 Funding Losses. The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

(a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

(b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.06;

(d) the prepayment (including pursuant to Section 2.06) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period;

(e) the automatic conversion under the proviso of Section 2.04(a) of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; or

(f) any assignment of an Offshore Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.16;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Banks under this Section and under Section 3.03(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

3.05 Inability to Determine Rates. If the Majority Banks determine that for any reason in connection with any request for an Offshore Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Offshore Rate Loan, (ii) adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan or in connection with an existing or proposed Base Rate Loan, or (iii) the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, (a) the obligation of the Banks to make or maintain Offshore Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Offshore Rate component of the Base Rate, the utilization of the Offshore Rate component in determining the Base Rate shall be suspended, in each case until the Agent (upon the instruction of the Majority Banks) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Offshore Rate Loan, or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.06 Reserves on Offshore Rate Loans. The Company shall pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days’ prior written notice (with a copy to the Agent) of such additional interest from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

3.07 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

3.08 Delay. Failure or delay on the part of any Bank to demand compensation under this Article III shall not constitute a waiver of such Bank’s right to demand such compensation; provided, that no Bank shall be entitled to compensation under this Article III for any increased costs or reductions incurred or suffered with respect to any date unless such Bank shall have notified the Company not more than 90 days after the later of (a) such date and (b) the date on which such Bank shall have become aware of such costs or reductions.

3.09 Replacement of Banks. If any Bank requests compensation under Section 3.03, or if the Company is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.01, the Company may replace such Bank in accordance with Section 10.16.

3.10 Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions of Initial Loans. The obligation of each Bank to make its initial Loan hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance reasonably satisfactory to the Agent and each Bank:

(a) Loan Documents. The Loan Documents executed by a Responsible Officer of each signing Loan Party thereto;

(b) Resolutions; Incumbency.

(i) Copies of the resolutions of the board of directors of each Loan Party authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Loan Party; and

(ii) A certificate of the Secretary or Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to execute and deliver this Agreement, and all other Loan Documents to be delivered by it hereunder;

(c) Organization Documents; Good Standing. Each of the following documents:

(i) the articles of incorporation and the bylaws of each Loan Party as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of such Loan Party as of the Closing Date; and

(ii) a status certificate for each Loan Party from the Secretary of State of its jurisdiction of organization, in each case, as of a recent date, together with a bring-down certificate by facsimile, dated on or about the Closing Date;

(d) Legal Opinions. Opinions of Dean Freed, Vice President and General Counsel of the Company and of Latham & Watkins LLP, each in form and substance reasonably satisfactory to the Agent and its legal counsel and addressed to the Agent and the Banks;

(e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with reasonable Attorney Costs of the Agent and the Arranger to the extent invoiced prior to or on the Closing Date; including any such costs, fees and expenses arising under or referenced in Sections 2.09 and 10.04;

(f) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

(i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date; and

(ii) there has occurred since January 31, 2011, no event or circumstance that has resulted or is reasonably expected to result in a Material Adverse Effect;

(g) A duly completed Compliance Certificate as of the end of the fiscal quarter ended January 31, 2011, signed by a Responsible Officer of the Company;

(h) Evidence reasonably satisfactory to the Agent that all amounts owing under the Credit Agreement dated as of June 1, 2005, among the Company, the lenders party thereto and Bank of America, as administrative agent, have been paid in full and all commitments to lend thereunder terminated;

(i) Written notice to the Agent and the Banks setting forth the name(s) of all Responsible Officers and other individuals authorized to give notices (including telephonic Notices of Borrowing) by or on behalf of the Company that Agent and the Banks shall be entitled to rely and act upon pursuant to Section 10.02(e); and

(j) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may reasonably request.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to All Borrowings. The obligation of each Bank to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section 2.04 is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date:

(a) Notice of Borrowing or Conversion/Continuation. The Agent shall have received a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

(b) Continuation of Representations and Warranties. The representations and warranties of each Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); provided that, if a representation and warranty is generally qualified as to materiality, with respect to such representation and warranty the applicable materiality qualifier set forth above shall be disregarded for purposes of this condition; and

(c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion.

Each Notice of Borrowing and Notice of Conversion/Continuation submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Conversion/Continuation Date, as applicable, that the conditions in this Section 4.02 are satisfied.

4.03 Additional Condition Precedent of Initial Loans. Without limiting the operation of the preceding Sections 4.01 and 4.02, the obligation of each Bank to make its initial Loan hereunder is subject to the additional condition precedent that the Agent shall have received prior to the initial Borrowing Date a completed certificate of a Responsible Officer of the Company which complies with the requirements of the second proviso of Section 6.02(c).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Agent and each Bank that:

5.01 Corporate Existence and Power. The Company and each of its Material Subsidiaries:

(a) is an entity duly organized, validly existing and, if applicable in such jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or other establishment;

(b) has (i) the power and authority and (ii) all governmental licenses, authorizations, consents and approvals, in each case, to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

(c) is duly qualified as a foreign corporation or other entity and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, in each case referred to in clause (b)(ii), clause (c) or clause (d), to the extent that the failure to do so is not reasonably expected to have a Material Adverse Effect.

5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which any Loan Party is party, have been duly authorized by all necessary corporate action, and do not and will not:

(a) contravene the terms of any Loan Party’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which any Loan Party is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

(c) violate any Requirement of Law;

except, in each case referred to in the foregoing clauses (b) and (c), where the conflict, breach, contravention, creation or violation is not reasonably expected to have a Material Adverse Effect.

5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of each Loan Party party thereto, enforceable against each such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.05 Litigation. Except as specifically disclosed in Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

(a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) is reasonably expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Loan Party. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, is reasonably expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01(e).

5.07 ERISA Compliance. Except as specifically disclosed in Schedule 5.07:

(a) Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other applicable federal or state law, except to the extent that the failure to comply is not reasonably expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received or has applied for when due and not been denied a favorable determination letter from the IRS and to the best knowledge of each Loan Party, nothing has occurred which would cause the loss of such qualification. Each Loan Party and each ERISA Affiliate has made or duly provided for all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge each Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or is reasonably expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or is reasonably expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) Each Loan Party has made full payment when due of all material required contributions to any Foreign Plans.

5.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12 and Section 7.07. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. To the extent that the Company uses Loan proceeds to acquire shares of its own stock which is Margin Stock, the Company will cause such acquired shares to be immediately retired.

5.09 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. As of the Closing Date, the real and personal property of the Company and its Material Subsidiaries is subject to no Liens, other than Permitted Liens.

5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments,

fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the best knowledge of the Company, there is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

5.11 Financial Condition.

(a) [Reserved].

(b) The audited financial statements of the Company at January 31, 2011, reflect or disclose all material Indebtedness and other liabilities of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

(c) Since January 31, 2011, there has been no Material Adverse Effect.

5.12 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.12, such Environmental Laws and Environmental Claims are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

5.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

5.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which is reasonably expected to have a Material Adverse Effect.

5.15 Copyrights, Patents, Trademarks and Licenses, Etc. Except as disclosed on Schedule 5.15, the Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of any Loan Party, proposed, which, in either case, is reasonably expected to have a Material Adverse Effect.

5.16 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.16 which, identifies with respect to each such Subsidiary whether it is a Material Subsidiary or an Unrestricted Subsidiary. The Company has no material equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.16.

5.17 Insurance. Except as specifically disclosed in Schedule 5.17, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

5.18 Swap Obligations. Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

5.19 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

5.20 Anti-Terrorism Laws; OFAC. (a) The Company is not, and to the knowledge of the Company, none of the Company’s Affiliates, officers or directors is in violation of any governmental requirement relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., in each case, as amended from time to time.

(b) The Company is not, and to the knowledge of the Company, no Affiliate, officer, director, broker or other agent of the Company acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(iv) a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party and, to the knowledge of the Company, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

6.01 Financial Statements. The Company shall deliver to the Agent and each Bank, in form and detail reasonably satisfactory to the Agent and the Majority Banks:

(a) as soon as available, but not later than 100 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and the related audited consolidated statements of operations and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall state that such consolidated financial statements present fairly the financial position of the Company and its Subsidiaries on a consolidated basis for the periods indicated in conformity with GAAP consistently applied. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Material Subsidiary’s records; and

(b) as soon as available, but not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of operations and cash flows for the period commencing on the first day and ending on the last day of such quarter, certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to the absence of footnotes and ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries on a consolidated basis;

provided, that if the Company has one or more designated Unrestricted Subsidiaries during any period in respect of which the Company is required to deliver financial statements pursuant to Section 6.01(a) or (b), the Company shall concurrently deliver to the Agent and each Bank corresponding unaudited consolidating financial statements of each such Unrestricted Subsidiary as of the end of and for such period.

6.02 Certificates; Other Information. The Company shall furnish to the Agent and each Bank:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a Compliance Certificate executed by a Responsible Officer and (ii) a schedule listing each Subsidiary that was a Material Subsidiary for, or as of the end of, the period covered by such financial statements (which delivery may, unless the Agent, or a Bank requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly, but in no event later than 10 days after filing the same, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC;

(c) promptly upon request of the Agent, a certificate of a Responsible Officer of the Company certifying (i) the aggregate Dollar amount of Returned Accounts for the Company and its Subsidiaries for the most recently-ended fiscal month, measured on a consolidated basis, (ii) the aggregate Dollar amount of all Short Term Trade Accounts Receivable of the Company and its Subsidiaries, measured on a consolidated basis, as of the last day of such fiscal month, (iii) the aggregate Dollar amount of Short Term Trade Accounts Receivable of the Company and its Subsidiaries that are more than 90 days past due, measured on a consolidated basis, as of the last day of such fiscal month, (iv) the aggregate Dollar amount of Short Term Trade Accounts Receivable of the Company and its Subsidiaries that are more than 90 days past due expressed as a percentage of the aggregate Dollar amount of all Short Term Trade Accounts Receivable of the Company and its Subsidiaries, in each case, measured on a consolidated basis, as of the last day of such fiscal month, and (v) with respect to each amount of Short Term Trade Accounts Receivable reported under the preceding clauses (ii) and (iii), the amount of reserves associated with such Short Term Trade Accounts Receivable as reported in the financial statements most recently delivered by the Company under Section 6.01; provided, however, that unless and until a Borrowing has occurred hereunder, the Company shall be under no obligation to deliver the monthly certificates required under this Section 6.02(c); provided further, however, that, upon request of the Agent, it shall be an additional condition precedent to the initial Borrowing hereunder that the Company deliver to the Agent a certificate of a Responsible Officer certifying retroactively the information required under the preceding clauses (i) through (v) for each fiscal month ended from the Closing Date through the initial Borrowing Date; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Bank, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Bank and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); it being acknowledged that each Bank and the Agent have access to the SEC’s website at www.sec.gov; provided that the Company shall deliver paper copies of such documents to the Agent or any Bank upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Bank. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Bank for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Agent and/or the Arranger will make available to the Banks materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (provided that any such similar electronic system is being adopted by the Agent for distribution of such materials and/or information provided by or on behalf of similarly situated borrowers in connection with syndicated credit facilities), (the “Platform”) and (b) certain of the Banks (each a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to the Company or the securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Company Materials that are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Agent, the Arranger and the Banks to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information;” and (z) the Agent and the Arranger shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not marked as “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC.”

6.03 Notices. The Company shall promptly notify the Agent and each Bank:

(a) of the occurrence of any Default or Event of Default;

(b) as soon as a Responsible Officer of the Company becomes aware thereof, of any matter that is reasonably expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Material Subsidiary, including pursuant to any applicable Environmental Laws;

(c) promptly, but in no event more than 10 days after such event, of the occurrence of any of the following events affecting any Loan Party or any ERISA Affiliate, and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to any Loan Party or any ERISA Affiliate with respect to such event:

(i) an ERISA Event;

(ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

(iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by any Loan Party or any ERISA Affiliate; or

(iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; and

(d) upon the request from time to time (but not more frequently than once each fiscal quarter unless a Default or an Event of Default exists) of the Agent, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Subsidiaries is party.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated, but the reasonable failure to identify all such clauses or provisions shall not, of itself, constitute a failure to comply with Section 6.03(a).

6.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Material Subsidiary to:

(a) except as otherwise permitted by this Agreement, preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except (i) in connection with transactions permitted by Section 7.03 and sales of assets permitted by Section 7.02 or (ii) where such failure to preserve or maintain is not reasonably expected to result in a Material Adverse Effect;

(c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which is reasonably expected to have a Material Adverse Effect.

6.05 Maintenance of Property. The Company shall, and shall cause each Subsidiary to, maintain and preserve all of its material property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except as permitted by Section 7.02. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.06 Insurance. The Company shall maintain, and shall cause each Material Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.07 Payment of Obligations. The Company shall, and shall cause each Material Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a) unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets;

(b) unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, all lawful claims which, if unpaid, would by law become a Lien upon its property not otherwise permitted hereunder;

(c) all Indebtedness where failure to pay or discharge such Indebtedness is reasonably expected to result in a Material Adverse Effect; and

(d) all Subordinated Indebtedness in an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), whether individually or collectively, of more than $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise).

6.08 Compliance with Laws. The Company shall comply, and shall cause each Material Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

6.09 Compliance with ERISA. Each Loan Party shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except in each case to the extent that any failure to maintain such compliance or qualification or to make such contributions is not reasonably expected to have a Material Adverse Effect.

6.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Material Subsidiary to maintain adequate books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Material Subsidiary. The Company shall permit, and shall cause each Material Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably necessary upon reasonable advance notice to the Company and, in the case of any discussion with independent public accountants of the Company or any Material Subsidiary, upon providing the Company’s representatives with a reasonable opportunity to participate in and/or be present at any such discussion; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company and at any time during normal business hours without advance notice (except that the Company’s representatives shall be given a reasonable opportunity to participate in and/or be present at any discussions with independent public accountants of the Company or any Material Subsidiary).

6.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance, in all material respects, with all Environmental Laws.

6.12 Use of Proceeds. The proceeds of the Loans shall be available to be used by the Company for working capital, acquisitions, share repurchases and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document; provided that no proceeds of any Loan shall be used to make Restricted Payments pursuant to Section 7.10(c).

6.13 Additional Guarantors. The Company shall notify the Agent at the time that any Person becomes a Material Domestic Subsidiary of the Company after the Closing Date, and promptly thereafter (and in any event within 30 days), cause such Person to (i) become a Guarantor by executing and delivering to the Agent a counterpart of the Guaranty or such other document as the Agent shall reasonably deem appropriate for such purpose, and (ii) deliver to the Agent documents of the types referred to in clauses (b) and (c) of Section 4.01 and favorable legal opinions of counsel to such Person, which shall cover (A) the due organization and good standing of such Subsidiary, (B) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (C) the enforceability of such Loan Documents against such Subsidiary and (D) such other matters as were contained in the legal opinions delivered pursuant to Section 4.01(d) or that the Agent may otherwise reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Agent and its counsel.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

7.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any Material Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 7.01;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, levies, imposts, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07, provided that no notice of lien has been filed or recorded under the Code;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) Liens on the property of the Company or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature, in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $20,000,000;

(h) easements, rights-of-way, zoning or use restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

(i) Liens on assets acquired by the Company or any Subsidiary or on any assets of Persons which become Subsidiaries, in each case, which assets or Persons are acquired after the date of this Agreement, provided, however, that such Liens existed at the time such assets were acquired by the Company or any Subsidiary or such Persons became Subsidiaries and were not created in anticipation thereof;

(j) purchase money security interests on any property acquired, constructed or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 30 days after the acquisition or construction thereof, (ii) such Lien attaches solely to the property so acquired or constructed in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $10,000,000;

(k) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted under Section 7.09;

(l) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

(m) Liens consisting of pledges of cash collateral or government securities to secure on a mark-to-market basis Permitted Swap Obligations only, provided that (i) the counterparty to any Swap Contract relating to any such Permitted Swap Obligation is under a similar requirement to deliver similar collateral from time to time to the Company or the Subsidiary party thereto on a mark-to-market basis; and (ii) the aggregate value of such collateral so pledged by the Company and its Subsidiaries together in favor of any counterparty does not at any time exceed $10,000,000;

(n) Liens securing Refinancing Indebtedness permitted under Section 7.05(f), provided that such Lien does not apply to any other property or assets of the Company or any

Subsidiary other than the proceeds of the property or assets subject to the respective original Lien;

(o) Liens pursuant to Permitted Receivables Purchase Facilities permitted hereunder;

(p) other non-consensual Liens arising in the ordinary course of business the existence or enforcement of which would not result in a Material Adverse Effect;

(q) other Liens securing Indebtedness and obligations in an aggregate principal amount at any time outstanding not exceeding $5,000,000, provided that any such Lien shall not encumber cash (other than to the extent such cash constitutes proceeds of the property subject to any such Lien), inventory or accounts receivable;

(r) a Lien on all or any part of the Wilsonville Facility securing Indebtedness of the Company and/or the Special Purpose Subsidiary in an aggregate principal amount not exceeding $50,000,000 at any time; and

(s) a Lien on all or any part of the Fremont Facility securing Indebtedness of the Company and/or the Special Purpose Subsidiary in an aggregate principal amount not exceeding $35,000,000 at any time.

7.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions of (i) inventory, or (ii) used, worn-out or surplus equipment or other operating assets, in each case in the ordinary course of business;

(b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(c) dispositions of inventory or equipment by the Company or any Subsidiary to the Company or any Subsidiary pursuant to reasonable business requirements;

(d) dispositions of Permitted Receivables pursuant to Permitted Receivables Purchase Facilities; provided that (i) for those Permitted Receivables having a final maturity date which is less than 12 months after the date such obligations arise, the value of such accounts receivable so sold by the Company and its Subsidiaries shall not exceed $75,000,000 at any time outstanding, and (ii) the value of all Permitted Receivables (whether or not having a final maturity date which is less than 12 months after the date such obligations arise) so sold by the Company and its Subsidiaries shall not exceed $175,000,000 at any time outstanding; and provided, further, however, that no dispositions of any Permitted Receivables shall be permitted at any time that any of the following circumstances exist: (A) Returned Accounts for the Company and its Subsidiaries for any fiscal month shall have exceeded $10,000,000 in the aggregate, measured on a consolidated basis, (B) Short Term Trade Accounts Receivable (after deducting the amount of reserves associated with such Short Term Trade Accounts Receivable as reported in the financial statements most recently delivered by the Company under Section 6.01) of the Company and its Subsidiaries that are more than 90 days past due shall be greater than 10% of all Short Term Trade Accounts Receivable (after deducting the amount of reserves associated with such Short Term Trade Accounts Receivable as reported in the financial statements most recently delivered by the Company under Section 6.01) of the Company and its Subsidiaries, in each case, measured on a consolidated basis, (C) after the first anniversary of the Closing Date, the TNW Buffer measured as of the last day of any fiscal quarter (as adjusted to exclude the effect of any Acquisitions by the Company or any of its Subsidiaries consummated during such fiscal quarter) shall be less than 50% of the TNW Buffer measured as of the last day of the fiscal quarter immediately preceding such fiscal quarter, (D) if after giving effect to such disposition, the Company would not be in pro forma compliance with the financial covenants set forth in Sections 7.14(a) through (d), measured as of the last day of the fiscal quarter then most recently ended for which a Compliance Certificate has been delivered to the Agent and the Banks pursuant to Section 6.02(a), or (E) any Event of Default then exists or would result from such disposition;

(e) (i) subject to Section 7.06 (without regard to the exception in the first clause of the first sentence of Section 7.06), the sale or other transfer of all or any part of the Wilsonville Facility to the Special Purpose Subsidiary, or (ii) any other sale of all or any part of the Wilsonville Facility for fair market value (as determined in good faith at the time of such sale by the board of directors of the Company); provided in each case that no Default or Event of Default then exists or would result from such sale;

(f) the sale or lease of any property set forth on Schedule 7.02, in each case for fair market value (as determined in good faith at the time of such sale by the board of directors of the Company or the applicable Subsidiary, as the case may be); provided that no Default or Event of Default then exists or would result from such sale;

(g) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate net book value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed in any fiscal year $10,000,000, and (iii) any such disposition made pursuant to this subsection (g) shall not be of accounts receivable of the Company or any of its Subsidiaries;

(h) dispositions to the extent permitted under Section 7.03;

(i) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or a Wholly-Owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Company or a Guarantor; and

(j) sales by Mentor Graphics (Japan) Co. Ltd. of bills of exchange and promissory notes to third party financial institutions in Japan in the ordinary course of business and in transactions consistent with such Subsidiary’s past practice.

7.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge or consolidate with or into any Person, except:

(a) any Subsidiary may merge with the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more Subsidiaries (provided that, (i) when any Subsidiary is merging with a Wholly-Owned Subsidiary, the continuing or surviving Person shall be a Wholly-Owned Subsidiary and (ii) when any Subsidiary is merging with a Guarantor, the continuing or surviving Person shall be a Guarantor);

(b) the Company or any Subsidiary may merge with any Person in an Acquisition so long as (i) either (A) the surviving entity is the Company or such Subsidiary; provided that in any such merger involving the Company, the Company shall be the surviving entity; or (B) if the merger involves (1) a Guarantor being absorbed into the target Person, such target Person shall become a Guarantor upon the consummation of the Acquisition and (2) any other Subsidiary being absorbed into the target Person, such target Person shall become a Wholly-Owned Subsidiary of the Company upon the consummation of the Acquisition, (ii) such Acquisition is otherwise permitted under this Agreement and (iii) immediately before and after giving effect to such merger no Default or Event of Default shall exist; and

(c) any Subsidiary may merge with any Person pursuant to a disposition of such Subsidiary or the assets of such Subsidiary, in each case, permitted under Section 7.02.

7.04 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, for cash or property, or make any commitment therefor for cash or property, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, “Investments”), except for:

(a) Investments held by the Company or any Subsidiary in the form of Cash Equivalents or short term marketable securities or Permitted Investments;

(b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c) Investments (i) by the Company in any Guarantor or by any Guarantor in the Company or another Guarantor; and (ii) by any non-Guarantor Wholly-Owned Subsidiary in the Company or any other Wholly-Owned Subsidiary, provided, however, that Investments by the Company or any of its Subsidiaries in any Unrestricted Subsidiary shall only be made if the Company reasonably believes that, calculated on a pro forma basis based on the most recent financial statements delivered by the Company pursuant to Section 6.01, such Investment would not have resulted in a breach of the requirements of Section 7.16 in relation to the most recently completed fiscal quarter included in such financial statements;

(d) Investments incurred in order to consummate Acquisitions otherwise permitted hereunder, provided that (i) the Net Cash Consideration (if any) given for any such Acquisition, together with the Net Cash Consideration given for all prior Acquisitions consummated by the Company and its Subsidiaries after the Closing Date shall not exceed the Cash Acquisition Basket in any fiscal year; provided that unused portions of the Cash Acquisition Basket in respect of any fiscal year may be carried over to future years, but (A) in no case shall the aggregate amount of the Cash Acquisition Basket exceed $100,000,000 in any fiscal year and (B) after giving effect to any Acquisition, in no case shall the aggregate amount of all Net Cash Consideration given in respect of such Acquisition and all other Acquisitions previously consummated during the term of this Agreement and permitted under this Section 7.04(d) exceed $165,000,000 minus the cumulative Restricted Payment Reductions for each fiscal year during the term of this Agreement; (ii) such Acquisitions are undertaken in accordance with all applicable Requirements of Law; and (iii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained, provided that notwithstanding this clause (iii), if all of the consideration given for any such Acquisition is common stock of the Company or any Subsidiary, then the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree shall not be required hereby;

(e) Investments incurred in order to consummate Acquisitions not otherwise permitted herein subject to the prior written consent of the Majority Banks;

(f) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;

(g) Investments permitted under Section 7.10;

(h) loans made by the Company or any Subsidiary in the ordinary course of business to a Person not an Affiliate of the Company in an aggregate principal amount not exceeding $15,000,000 at any time outstanding for all such loans;

(i) unsecured loans and advances (other than advances against sales commissions provided for in Section 7.04(m)) made by the Company or any Subsidiary to employees in the ordinary course of business consistent with past practice in principal amounts not exceeding $5,000,000 in the aggregate at any time outstanding and not more than $500,000 to any individual employee; provided, however, that solely with respect to any such loans and advances initially made or extended by a Person other than the Company or any Subsidiary or Unrestricted Subsidiary and included on the consolidated balance sheet of the Company and its Subsidiaries solely as a result of an Acquisition of such Person (or assets of such Person) consummated after the Closing Date, the amount of such loans and advances shall be calculated for purposes of this Section 7.04(i) net of reserves accounted for on the consolidated financial statements of the Company and its Subsidiaries in respect of such loans and advances;

(j) other Investments not exceeding $30,000,000 in any fiscal year as to all such Investments in the aggregate; provided that if all such Investments permitted by this subsection (j) exceed $15,000,000 in the aggregate in any fiscal year, then the $50,000,000 limitation set forth in the preceding Section 7.04(d) shall be reduced for such fiscal year by the amount of such excess;

(k) Investments of the Company or its Subsidiaries existing on the Closing Date and identified on Schedule 7.04;

(l) Company may contribute to the Special Purpose Subsidiary all or any part of the Wilsonville Facility and other Investments incidental or necessary to the capitalization and operation of the Special Purpose Subsidiary, the Special Purpose Subsidiary’s ownership of all or any part of the Wilsonville Facility and its lease of all or any part of the Wilsonville Facility to the Company; and

(m) unsecured advances against sales commissions made by the Company or any Subsidiary to employees in the ordinary course of business consistent with past practice.

7.05 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement;

(b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.08;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 7.05;

(d) Indebtedness secured by Liens permitted by Section 7.01(i), (j), (r) and (s);

(e) Indebtedness in the form of leases permitted pursuant to Section 7.09;

(f) extensions, renewals or refinancings of Indebtedness permitted under Sections 7.05(a), (c), (d), (f) and (j), so long as (i) such Indebtedness (the “Refinancing Indebtedness”) is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced plus the amount of any premiums required to be paid therefor and fees and expenses associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life as the Indebtedness being extended, refinanced or renewed, (iii) the interest rate applicable to such Refinancing Indebtedness shall not exceed a market rate (as determined in good faith by the Company or the relevant Subsidiary, as the case may be) as of the time of such extension, renewal or refinancing, (iv) if the Indebtedness being extended, renewed or refinanced is subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations to the same extent as the Indebtedness being extended, renewed or refinanced and (v) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall exist;

(g) Indebtedness incurred by the Company or any Subsidiary pursuant to Permitted Receivables Purchase Facilities permitted hereunder;

(h) other unsecured Indebtedness in an aggregate principal amount outstanding not exceeding $20,000,000 at any time;

(i) Indebtedness of the Company to the Special Purpose Subsidiary or of the Special Purpose Subsidiary to the Company, to the extent such Indebtedness results from an Investment permitted under Section 7.04(c); and

(j) Subordinated Indebtedness of the Company to the extent subordinated in right of payment to the Obligations hereunder on terms reasonably consented to by the Majority Banks.

7.06 Transactions with Affiliates. Except as otherwise expressly permitted hereunder, the Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary; provided that the loans permitted by Sections 7.04(i) and (m) and the Company’s or any Subsidiary’s employee relocation program as in effect on the Closing Date, as such programs may be amended or otherwise modified after the Closing Date in the ordinary course of business, shall not be subject to the application of this Section 7.06.

7.07 Use of Proceeds.

(a) The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, otherwise than in connection with the purchase of shares of its own stock for immediate retirement, (i) to purchase or carry Margin

Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, in the case of each of the preceding clauses (i), (ii) and (iii) in violation of Regulation T, U or X of the FRB, or (iv) to acquire any security in any transaction that is subject to Section 13(d) or 14(d) of the Exchange Act unless such transaction has been duly approved in advance by the board of directors of the issuer of such security.

(b) The Company shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Company or any Affiliate of the Company. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and “Ineligible Securities” means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. § 24, Seventh), as amended.

(c) The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds in excess of $10,000,000, directly or indirectly, to satisfy, in whole or in part, any limited recourse obligations arising under any Permitted Receivables Purchase Facility.

7.08 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

(a) endorsements for collection or deposit in the ordinary course of business;

(b) Permitted Swap Obligations;

(c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and set forth on Schedule 7.08 and any replacements thereof; provided that the amount of any such replacement Contingent Obligation shall in no case exceed the amount of the Contingent Obligation replaced thereby;

(d) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business;

(e) Guaranty Obligations by the Company of Indebtedness and other obligations of a Subsidiary (other than the Special Purpose Subsidiary), or by any Subsidiary of the Indebtedness and other obligations of the Company or any other Subsidiary (other than the Special Purpose Subsidiary), provided that, in each case, such Indebtedness and other obligations are otherwise permitted hereunder;

(f) Contingent Obligations under the Company’s or any Subsidiary’s employee relocation plan as in effect on the Closing Date, as such plans may be amended or otherwise modified after the Closing Date in the ordinary course of business;

(g) Contingent Obligations relating to sales of bills of exchange and promissory notes permitted under Section 7.02(j); and

(h) Contingent Obligations of Guarantors under the Guaranty.

7.09 Lease Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

(a) operating leases existing on or entered into by the Company or any Subsidiary after the Closing Date in the ordinary course of business and reported in the Company’s consolidated financial statements in accordance with GAAP, provided that the aggregate annual rental payments in respect of all such operating leases, together with all payments in respect of capital leases permitted under clause (c) of this Section, shall not exceed $60,000,000 in the aggregate in any fiscal year;

(b) leases entered into by the Company or any Subsidiary after the Closing Date (i) pursuant to sale-leaseback transactions relating to assets the disposition of which is permitted under Section 7.02(g) or (ii) with respect to all or any part of the Wilsonville Facility;

(c) capital leases, other than those permitted under clause (b) of this Section, entered into by the Company or any Subsidiary after the Closing Date to finance the acquisition of equipment; provided that the aggregate annual rental payments in respect of all such capital leases, together with all payments in respect of operating leases permitted under clause (a) of this Section, shall not exceed $60,000,000 in the aggregate in any fiscal year; and

(d) leases entered into by Persons which become Subsidiaries after the date of this Agreement, provided that such leases existed at the time the respective Persons became Subsidiaries and were not created in anticipation thereof.

7.10 Restricted Payments. The Company shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares or acquire, redeem, retire any Subordinated Indebtedness convertible into common stock or other equity interests of the Company (each a “Restricted Payment”), now or hereafter outstanding, except that:

(a) the Company may declare and make dividend payments or other distributions, conversions or exchanges payable solely in its common stock;

(b) so long as no Default or Event of Default exists or would result therefrom, the Company may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares pursuant to any employee stock option or purchase plan; provided that all such purchases, redemptions or other acquisitions otherwise permitted under this clause (b) do not exceed $15,000,000 in the aggregate in any fiscal year;

(c) so long as no Default or Event of Default exists or would result therefrom, the Company may (i) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares (including pursuant to any employee stock option or purchase plan) or (ii) make cash dividend payments with respect to shares of its capital stock; provided that at the time of such purchase, redemption, acquisition or cash dividend payment, all such purchases, redemptions, acquisitions or cash dividend payments made pursuant to this clause (c) shall not exceed the sum of $50,000,000 plus 70% of cumulative Consolidated Net Income earned in each fiscal quarter ending after the Closing Date for which the Company has delivered financial statements pursuant to Section 6.01;

(d) the Company may, in connection with any issuance of Subordinated Indebtedness convertible into common stock of the Company permitted under Section 7.05(j), purchase common stock of the Company with up to 50% of the Net Issuance Proceeds for anti-dilution purposes and as part of the structure of the offering of such Subordinated Indebtedness; provided that any such purchases of common stock must occur within 60 days of such issuance;

(e) the Company may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock of the Company;

(f) the Company may redeem Subordinated Indebtedness convertible into common stock of the Company with the proceeds of Indebtedness incurred pursuant to Section 7.05(j); and

(g) the Company may redeem and retire all of its outstanding 6.25% Convertible Subordinated Debentures Due 2026 on or about April 26, 2011 in accordance with the Notices of Redemption issued on April 6, 2011.

7.11 ERISA. No Loan Party shall, nor shall any Loan Party suffer or permit any of its ERISA Affiliates to, engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA which has resulted or is reasonably expected to result in liability of the Loan Parties in an aggregate amount in excess of $5,000,000.

7.12 Change in Business. The Company shall not, and shall not suffer or permit any Material Subsidiary to, engage in any material line of business substantially different from design automation and reasonably related lines of business.

7.13 Accounting Changes. The Company shall not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company.

7.14 Financial Covenants.

(a) Adjusted Quick Ratio. The Company shall not as of the end of any fiscal quarter suffer or permit its ratio (determined in respect of the Company and its Subsidiaries on a consolidated basis) of (i) cash plus the value (valued in accordance with GAAP) of all Cash Equivalents plus net current accounts receivable (valued in accordance with GAAP) minus Restricted Amounts, to (ii) Consolidated Current Liabilities (excluding all liabilities that will be satisfied by Restricted Amounts) (the “Adjusted Quick Ratio”), to be less than 1.00 to 1.0.

(b) Minimum Tangible Net Worth. The Company shall not as of the end of any fiscal quarter permit Consolidated Tangible Net Worth to be less than the sum of (i) $168,000,000; plus (ii) for each fiscal quarter commencing with the fiscal quarter ending April 30, 2011 (but, in respect of the first, second or third fiscal quarter of any fiscal year, only to the extent Adjusted Consolidated Net Income for any such fiscal quarter is positive), 70% of Adjusted Consolidated Net Income for such fiscal quarter (such amount, “CNI Increase Amount”); provided, if Adjusted Consolidated Net Income is determined for the fourth fiscal quarter of any fiscal year based upon the proviso in the definition of “Adjusted Consolidated Net

Income”, then the CNI Increase Amount for such quarter shall be reduced by the lesser of (x) the sum of all CNI Increase Amounts for the first, second and third quarter of such fiscal year or (y) an amount that would cause the sum of CNI Increase Amounts for all quarters for such fiscal year to equal zero ($0); plus (iii) 100% of the amortization of intangible assets for each fiscal quarter commencing with the fiscal quarter ending April 30, 2011; plus (iv) 100% of the Net Issuance Proceeds of any new equity issued by the Company after January 31, 2011 (excluding (A) equity issued under employee stock option or purchase plans and (B) equity issued to finance an Acquisition, provided that such amount is in fact applied to transaction costs relating to such Acquisition and such Acquisition is consummated no later than 120 days after the date of such issuance); minus (v) 50% of the aggregate amount of Restricted Payments made pursuant to Section 7.10(c); minus (vi) goodwill and other intangibles arising during such fiscal quarter from Acquisitions permitted pursuant to Section 7.04; provided that (A) the aggregate amount of goodwill and other intangibles excluded under clause (vi) above in connection with any Acquisition shall be the product of (1) the Net Cash Consideration given in respect of such Acquisition divided by the total fair market value of all cash and non-cash consideration given in respect of such Acquisition multiplied by (2) the aggregate amount of all goodwill and other intangibles acquired in such Acquisition, and (B) the aggregate amount of all goodwill and other intangibles excluded under clause (vi) above in any fiscal year shall in no case exceed the amount of Net Cash Consideration permitted to be given in respect of Acquisitions in such fiscal year under Section 7.04(d)(i).

(c) Leverage Ratio. The Company shall not as of the end of any fiscal quarter suffer or permit the Leverage Ratio to be greater than 2.00 to 1.00.

(d) Senior Leverage Ratio. The Company shall not as of the end of any fiscal quarter suffer or permit the Senior Leverage Ratio to be greater than 0.90 to 1.00.

(e) Minimum Cash and Accounts Receivable. The Company shall not as of the end of any fiscal quarter suffer or permit its ratio (determined on a consolidated basis) of (i) cash plus the value (valued in accordance with GAAP) of all Cash Equivalents plus 42.0% of current accounts receivable (valued in accordance with GAAP), less Restricted Amounts, to (ii) the then outstanding principal amount of the Loans, to be less than 1.25 to 1.00.

7.15 Assets of Special Purpose Subsidiary. The Special Purpose Subsidiary shall not hold, and the Company shall not permit the Special Purpose Subsidiary to hold, as of the end of any fiscal quarter, assets other than the Special Purpose Subsidiary’s interest in all or any part of the Wilsonville Facility and other assets incidental or necessary to the capitalization and operation of the Special Purpose Subsidiary, the Special Purpose Subsidiary’s ownership of all or any part of the Wilsonville Facility and its lease of all or any part of the Wilsonville Facility to the Company.

7.16 Unrestricted Subsidiaries. The Company shall not permit (a) the aggregate revenues for any fiscal quarter of all Unrestricted Subsidiaries, taken as a whole, to exceed 15% of the aggregate revenues for such fiscal quarter of the Company, its Subsidiaries and its Unrestricted Subsidiaries, taken as a whole, or (b) the aggregate assets of all Unrestricted Subsidiaries, taken as a whole, as of the end of any fiscal quarter to exceed 15% of the aggregate assets of the Company, its Subsidiaries and its Unrestricted Subsidiaries, taken as a whole; provided, however, that if for or as of the end of any fiscal quarter any requirement of the foregoing clauses (a) and (b) is not satisfied, the Company may comply with this Section 7.16 by redesignating one or more Unrestricted Subsidiaries as Subsidiaries in accordance with Section 1.04(c) within 50 days after the end of such fiscal quarter, or within 100 days of the end of such fiscal quarter if such date corresponds to the end of a fiscal year, such that after giving effect to such redesignations the foregoing clauses (a) and (b) would have been so satisfied.

ARTICLE VIII

EVENTS OF DEFAULT

8.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

(b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer of any Loan Party, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03(a), 6.07(d), 6.12 or 6.14 or in Article VII; or

(d) Other Defaults. Any Loan Party fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer of such Loan Party knew of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

(e) Cross-Acceleration. (i) The Company or any Material Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, if the effect of such failure, event or condition under the preceding clauses (A) or (B) is to cause such Indebtedness to be declared or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be required to be made, prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as defined in such Swap Contract) as to which the Company or any Subsidiary is an Affected Party (as defined in such Swap Contract), and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $10,000,000; or

(f) Insolvency; Voluntary Proceedings. Any Loan Party or any of their respective Material Subsidiaries (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or any Material Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or is reasonably expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $10,000,000; or (iii) any Loan Party or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

(i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $20,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

(j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which has a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k) Change of Control. There occurs any Change of Control; or

(l) Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Subordinated Indebtedness and subordinating such Subordinated Indebtedness to the Obligations hereunder is for any reason revoked, invalidated or otherwise breached by the Company or any Subsidiary, or otherwise ceases to be in full force and effect as a result of any act or omission of the Company or any Subsidiary, or the Company or any Subsidiary otherwise contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, in each case unless the Company can satisfy the Agent, in its reasonable discretion, that such Indebtedness would be permitted under Section 7.05(h) absent such subordination provisions; or

(m) Invalidity of Loan Documents. Any Loan Party declares that it intends not to comply with any material provision of the Loan Documents; or any Loan Party denies that it has any further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

8.02 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks, take any or all of the following actions:

(a) declare the commitment of each Bank to make Loans to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section 8.01(f) or (g) (in the case of clause (i) of Section 8.01(g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become due and payable as set forth in the proviso to Section 8.02), any amounts received, whether from the Company, any Guarantor or otherwise, on account of the Obligations shall be applied by the Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Banks (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c) Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Banks in proportion to the respective amounts described in this clause (c) held by them; and

(d) Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by law.

ARTICLE IX

THE AGENT

9.01 Appointment and Authority. Each of the Banks hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (except for Section 9.06) are solely for the benefit of the Agent, the Banks, and none of the Loan Parties shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Bank. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Banks.

9.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Company, or a Bank.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Bank, the Agent may presume that such condition is satisfactory to such Bank unless the Agent shall have received notice to the contrary from such Bank prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.06 Resignation of Agent. The Agent may at any time give notice of its resignation to the Banks and the Company. Upon receipt of any such notice of resignation, the Majority Banks shall have the right, with the consent of the Company at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Banks, shall have been consented to by the Company (to the extent required) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Banks, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Company and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Bank directly, until such time as the Majority Banks appoint and, to the extent required, the Company consents to, a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

9.07 Non-Reliance on Agent and Other Banks. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sole Lead Arranger, the Sole Book Manager, the Syndication Agent or the Co-Documentation Agents listed on the cover page hereof, or any other bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Bank hereunder.

9.09 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Agent and their respective agents and counsel and all other amounts due the Banks and the Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Agent to vote in respect of the claim of any Bank in any such proceeding.

9.10 Guaranty Matters. The Banks irrevocably authorize the Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or a Material Domestic Subsidiary as a result of a transaction permitted hereunder, provided, however, that no such release shall be authorized where the sale or other disposition of substantially all of the equity interest of a Guarantor is to an Affiliate of Company. Upon request by the Agent at any time, the Majority Banks will confirm in writing the Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X

MISCELLANEOUS

10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Majority Banks and the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 without the written consent of each Bank;

(b) extend or increase the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Bank (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 is not considered an extension or increase in the Commitment of any Bank);

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document without the written consent of each Bank directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Bank directly affected thereby; provided, however, that only the consent of the Majority Banks shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) change Section 8.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Bank directly affected thereby;

(f) change any provision of this Section or the definition of “Majority Banks” without the written consent of each Bank; or

(g) release all or substantially all of the value of the Guaranty without the written consent of each Bank;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) the Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank.

10.02 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Bank on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Article II if such Bank has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Company and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company and the Agent. In addition, each Bank agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank. Furthermore, each Public Bank agrees to cause at least one individual at or on behalf of such Public Bank to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Bank or its delegate, in accordance with such Public Bank’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agent and Banks. The Agent and the Banks shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) believed in good faith by the Agent or the Banks to have been given by or on behalf of the Company by a Responsible Officer or other individual authorized for such purpose in a written notice to the Agent signed by a Responsible Officer of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Agent, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice believed in good faith to have been given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement.

No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Banks; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Bank from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.12), or (c) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Majority Banks shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), and (c) of the preceding proviso and subject to Section 2.12, any Bank may, with the consent of the Majority Banks, enforce any rights and remedies available to it and as authorized by the Majority Banks.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) following an Event of Default, all out-of-pocket expenses incurred by the Agent, or any Bank (including the fees, charges and disbursements of any counsel for the Agent, or any Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Company. The Company shall indemnify the Agent (and any sub-agent thereof), each Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel to all Indemnitees taken as a whole (such counsel to be selected by the Agent) and, if reasonably necessary, a single regulatory counsel and a single local counsel for all Indemnitees taken as a whole (in each case such counsel to be selected by the Agent) in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated taken as a whole), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Banks. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Bank’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Banks under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any Loan Party makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade

Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Bank with a Commitment, an Affiliate of such Bank or an Approved Fund with respect to such Bank.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Bank, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Agent or any Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Bank as a Defaulting Bank. The Register shall be available for inspection by the Company and any Bank at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Bank may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.04 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Bank, provided such Participant agrees to be subject to Section 2.12 as though it were a Bank.

Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and each Participant’s rights and/or obligations under the Loan Documents

(the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent, which consent includes the Company’s acknowledgment that such Participant is entitled to such greater payment. A Participant that would be a foreign Bank if it were a Bank shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant complies with Section 10.07 as though it were a Bank.

(f) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

10.07 Withholding Tax.

(a) If any Bank is not a “United States person” within the meaning of Section 7701(a)(30) of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank shall deliver to the Agent and the Company:

(i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form W-8BEN before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement;

(iii) if such Bank is not the beneficial owner of payments made under this Agreement, two properly completed and executed copies of IRS Form W-8IMY before the payment of any interest in the first calendar year (and from time to time thereafter upon the request of the Agent or the Company), and all required supporting documentation;

(iv) if such Bank claims the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Bank is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two properly completed and executed copies of IRS Form W-8BEN delivered before the payment of any interest in the first calendar year (and from time to time thereafter upon the request of the Agent or the Company); and

(v) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. In addition, such Bank shall deliver to the Agent and the Company such documentation reasonably requested by the Agent or the Company sufficient for the Agent and the Company to comply with their obligations under FATCA and to determine whether payments to such Bank are subject to withholding tax under FATCA.

(b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent and the Company of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent and the Company will treat such Bank’s IRS Form W-8BEN as no longer valid.

(c) If any Bank claiming exemption from United States withholding tax by filing IRS Form W-8ECI with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

(e) If any Bank is a “United States person” within the meaning of Section 7701(a)(30) of the Code, such Bank shall deliver to the Agent and the Company two properly completed and executed copies of IRS Form W-9 or such other documentation or information prescribed by applicable law or reasonably requested by the Agent or the Company as will enable the Agent or the Company, as the case may be, to determine whether or not such Bank is subject to backup withholding or information reporting requirements.

(f) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including reasonable Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

10.08 Treatment of Certain Information; Confidentiality. Each of the Agent and the Banks agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers and employees (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the agents, trustees, advisors and representatives of any Person identified in the foregoing clause (a) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will either have a legal obligation to keep the Information confidential or enter into an agreement to keep the Information confidential), (c) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (d) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (e) to any other party hereto, (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its professional advisors who have a legal obligation to keep the Information confidential or enter into an agreement to keep the Information confidential) to any swap or derivative transaction relating to the Company and its obligations, (h) with the written consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Company provided that such source is not bound by a confidentiality agreement with the Company known to the Agent or such Bank, as the case may be.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Bank on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential or secret. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent and the Banks acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

10.09 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured; provided, that in the event that any Defaulting Bank shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Agent and the Banks, and (y) the Defaulting Bank shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of setoff. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, Bank of America or the Arranger under the Loan Documents, the Company hereby irrevocably authorizes Bank of America to debit any deposit account of the Company with Bank of America in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in Bank of America’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

10.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

10.12 Release of Guaranty. In the event that any Subsidiary that was a Material Domestic Subsidiary ceases to be a Material Domestic Subsidiary as of the last Business Day of any fiscal quarter, so long as no Default shall have occurred and be continuing, the Agent shall, as of the first Business Day of the subsequent fiscal quarter, be deemed to have released the Guaranty. In such event, or in the event that any Guarantor ceases to be a Subsidiary of the Company in accordance with the terms of this Agreement, the Agent shall, at such Subsidiary’s expense, execute and deliver such releases of such Guaranty, as may be reasonably requested by such Subsidiary.

10.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

10.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent Parties and the

Indemnitees, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

10.16 Replacement of Banks.

If (i) any Bank requests compensation under Section 3.03, (ii) the Company is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.01, (iii) a Bank (a “Non-Consenting Bank”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Majority Banks as provided in Section 10.01 but requires unanimous consent of all Banks or all Banks directly affected thereby (as applicable) or (iv) any Bank is a Defaulting Bank, then the Company may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:

(a) the Agent shall have been paid the assignment fee specified in Section 10.06(b);

(b) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Bank’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination;

provided, further, that the failure by such Bank to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Bank and the mandatory assignment of such Bank’s Commitments and outstanding Loans pursuant to this Section 10.16 shall nevertheless be effective without the execution by such Bank of an Assignment and Assumption.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.17 Governing Law and Jurisdiction.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE

APPLICATION OF ANOTHER LAW; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OREGON OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA OR OREGON, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

10.18 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.19 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision; provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Company shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

10.20 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Bank, regardless of any investigation made by the Agent or any Bank or on their behalf and notwithstanding that the Agent or any Bank may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as of each date made as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.21 USA PATRIOT Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Bank) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank or the Agent, as applicable, to identify the Company in accordance with the Act.

10.22 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Agent or a Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.23 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees (and acknowledges the understanding of their respective controlled Affiliates) that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arranger are arm’s-length commercial transactions between the Loan Parties and their controlled Affiliates, on the one hand, and the Agent and the Arranger, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective controlled Affiliates, or any other Person and (B) neither the Agent nor the Arranger has any obligation to the Loan Parties or any of their respective controlled Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective controlled Affiliates, and neither the Agent nor the Arranger has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.24 Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.25 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MENTOR GRAPHICS CORPORATION

By:	/s/ Dean Freed
Name:	Dean Freed
Title:	Vice President and General Counsel

and

By:	/s/ Ethan Manuel
Name:	Ethan Manuel
Title:	Treasurer

MENTOR GRAPHICS CORPORATION

CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as Agent

By:	/s/ Robert Rittelmeyer
Name:	Robert Rittelmeyer
Title:	Vice President

MENTOR GRAPHICS CORPORATION

CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as a Bank

By:	/s/ Kevin McMahon
Name:	Kevin McMahon
Title:	Managing Director

MENTOR GRAPHICS CORPORATION

CREDIT AGREEMENT

Citibank, N.A.,
as a Bank

By:	/s/ Sean Klimchalk
Name:	Sean Klimchalk
Title:	Director

MENTOR GRAPHICS CORPORATION

CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION,
as a Co-Documentation Agent and as a Bank

By:	/s/ Matthew A. Lambes
Name:	Matthew A. Lambes
Title:	Assistant Vice President

MENTOR GRAPHICS CORPORATION

CREDIT AGREEMENT

U.S. Bank National Association
as a Bank

By:	/s/ Richard J. Ameny, Jr.
Name:	Richard J. Ameny, Jr.
Title:	Vice President

MENTOR GRAPHICS CORPORATION

CREDIT AGREEMENT

HSBC BANK USA, N.A.,
as a Bank

By:	/s/ Mike Mitchell
Name:	Mike Mitchell
Title:	Vice President

MENTOR GRAPHICS CORPORATION

CREDIT AGREEMENT

SCHEDULE 2.01

COMMITMENTS AND PRO RATA SHARES

Bank	Commitment	Pro Rata Share

Bank of America, N.A.	$30,000,000.00	24.000000000%

Citibank, N.A.	$30,000,000.00	24.000000000%

KeyBank National Association	$25,000,000.00	20.000000000%

U.S. Bank National Association	$25,000,000.00	20.000000000%

HSBC Bank USA, N.A.	$15,000,000.00	12.000000000%

TOTAL	$125,000,000.00	100.0000000000%

SCHEDULE 10.02

OFFSHORE AND DOMESTIC LENDING OFFICES, ADDRESSES FOR NOTICES

MENTOR GRAPHICS CORPORATION

Address for Notices:

Mentor Graphics Corporation

8005 S.W. Boeckman Road

Wilsonville, OR 97070-7777

Attention: Ethan Manuel

Telephone: (503) 685-7807

Facsimile: (503) 685-7707

Website: www.mentor.com

BANK OF AMERICA, N.A.,

as Agent

Borrowing Notices:

Bank of America, N.A.

Mail Code: CA4-702-02-25

Building B

2001 Clayton Road

Concord, CA 94520-2405

Attention: Petra G. Rubio

Telephone: (925) 675-8062

Facsimile: (888) 969-9237

Email: petra.rubio@baml.com

Agent’s Office:

Bank of America, N.A.

New York, NY

ABA No.: 026009593

Account No.: 3750836479

Reference: Mentor Graphics Corp.

Attention: Petra G. Rubio

Mail Code: CA4-702-02-25

Building B

2001 Clayton Road

Concord, CA 94520-2405

All Other Notices:

Bank of America, N.A.,

Mail Code CA5-701-05-19

1455 Market Street, 5th Floor

San Francisco, California 94103

Attention: Robert J. Rittelmeyer, Vice President

Telephone: (415) 436-2616

Facsimile: (415) 503-5099

Email: robert.j.rittelmeyer@baml.com

BANK OF AMERICA, N.A.,

as Bank

Domestic and Offshore Lending Office:

Bank of America, N.A.

Mail Code: CA4-702-02-25

Building B

2001 Clayton Road

Concord, CA 94520-2405

Attention: Petra G. Rubio

Telephone: (925) 675-8062

Facsimile: (888) 969-9237

Email: petra.rubio@baml.com

Notices (other than Borrowing Notices and

Notices of Conversion/Continuation):

Bank of America, N.A.,

Mail Code CA5-704-06-37

315 Montgomery Street - 6th Floor

San Francisco, California 94104

Attention: Kevin McMahon, Managing Director

Telephone: (415) 913-2794

Facsimile: (415) 844-3299

Email: Kevin.mcmahon@baml.com